Exhibit 99.1

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2003 FIRST QUARTER FINANCIAL RESULTS

Pasadena, California, May 8, 2003—AutoImmune Inc. (Nasdaq: AIMM) today reported net income of $1.03 million, or $0.06 per share basic and diluted, for the three months ended March 31, 2003, compared with a net loss of $0.22 million, or $0.01 per share basic and diluted, for the three months ended March 31, 2002. The results for the three month period ended March 31, 2003 reflect receipt of the final payment from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of March 31, 2003, the Company reported $11.2 million in cash and marketable securities as compared to $10.0 million in cash and marketable securities as of December 31, 2002.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated “This past quarter, AutoImmune’s joint venture with Deseret Laboratories International began marketing by direct mail Colloral®, a product for nutritional support of patients with rheumatoid arthritis. The new product can also be purchased over the internet at ColloralLLC.com or by contacting Colloral LLC at 1414 East 3850 South, St. George, UT 84790 (toll free 1-877-284-7246). We hope to expand market channels for this product through our joint venture and believe the product can be a meaningful contributor to our bottom line.”

BioMS has stated that its advanced phase clinical trial of MBP8298 treatment for chronic progressive multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune, is now scheduled to start in the second half of this year. BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of MBP8298 should it reach the market.

Teva Pharmaceutical Industries, Ltd., continues planning for the next human clinical studies on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales.

Results from the oral insulin arm of the NIH sponsored diabetes prevention trial (DPT-1), which is testing a therapeutic method covered by AutoImmune’s intellectual property, should be announced at the ADA meeting in New Orleans this June. If the results are positive, it should open the door to additional licensing opportunities for the company.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AutoImmune Inc.

1199 Madia Street

Pasadena, CA 91103

Phone: 626-792-1235

Fax: 626-792-1236

AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2002	2003
Revenue	$15,000	$1,367,000

Costs and expenses:
Research and development	63,000	138,000
General and administrative	219,000	230,000

Total costs and expenses	282,000	368,000

Interest income	51,000	34,000

	51,000	34,000

Net income (loss)	($216,000)	$1,033,000

Net income (loss) per share—basic	($0.01)	$0.06

Net income (loss) per share—diluted	($0.01)	$0.06

Weighted average common shares outstanding—basic	16,919,623	16,919,623

Weighted average common shares outstanding—diluted	16,919,623	17,073,834

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2002	March 31, 2003
Cash and marketable securities	$10,018,000	$11,182,000
Other current assets	81,000	90,000

Total assets	$10,099,000	$11,272,000

Current liabilities	$187,000	$176,000
Total stockholders’ equity	9,912,000	11,096,000

Total liabilities and equity	$10,099,000	$11,272,000